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                 AMENDMENT TO THE ESCO ELECTRONICS CORPORATION
                            PERFORMANCE SHARE PLAN


            WHEREAS, ESCO Electronics Corporation ("Company") adopted the ESCO Electronics Corporation Performance Share Plan for the benefit of eligible employees ("Plan"); and

            WHEREAS, the Company retained the right to amend the Plan pursuant to Section 11 thereof; and

            WHEREAS, the Company desires to amend the Plan effective as of September 4, 1996:

            NOW, THEREFORE, effective as of September 4, 1996, the Plan is amended as follows:

            1. The first sentence of Section 7 is deleted and replaced with the following:

            "Payment may be made in shares of the Company's Common Stock (which may include stock with certain restrictions attached), in cash, or any combination thereof as determined by the Committee; provided, however, that in no event shall the value of the total payments under the Plan exceed the value of the shares reserved under Section 3 of the Plan (or as said number may be adjusted as hereinabove provided, or as Section 13(c) may otherwise permit special action as a result of a special, non-recurring distribution with respect to Common Stock of the Company)."

            2.    The following is added at the end of Section 13(c):

            "In the event of a special, non-recurring distribution with respect to the Company's Common Stock, the Committee may pay such special bonus or take such other action with respect to Performance Shares awarded as it deems just and equitable to reflect such distribution."

            IN WITNESS WHEREOF, the foregoing amendment was adopted this 4th day of September, 1996.